Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Reports Fourth Quarter and Year End 2013 Results

MURFREESBORO, Tenn. – (February 18, 2014) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”), its normalized Adjusted Funds From Operations ("AFFO"), its normalized Funds Available for Distribution ("FAD") and net income attributable to common stockholders for the three months and year ended December 31, 2013.

Year-To-Date Highlights

•	Increased fourth quarter Normalized FFO by 7.1% over the same quarter in 2012 and by 11.6% year over year.

•	Closed or announced $751.6 million of new investments contributing to portfolio growth and diversification

•	Increased 2013 regular dividend per share 9.8% over 2012

Financial Results
Normalized FFO for the three months ended December 31, 2013, was $26,749,000, or $0.90 per diluted common share, compared with $23,369,000, or $0.84 per diluted common share, for the same period in 2012, an increase of 7.1%. Normalized AFFO for the three months ended December 31, 2013, was $24,624,000 or $0.82 per diluted common share, compared with $22,029,000 or $0.79 per diluted common share for the same period in 2012, an increase of 3.8%. Normalized FAD for the three months ended December 31, 2013, was $25,542,000 or $0.86 per diluted common share, compared with $22,771,000 or $0.82 per diluted common share for the same period in 2012, an increase of 4.9%. Normalized FFO, Normalized AFFO and Normalized FAD for the three months ended December 31, 2013 exclude a $3,256,000 gain recognized on the favorable settlement of a contingent purchase liability.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the three months ended December 31, 2013, was $29,942,000, or $1.00 per diluted common share, compared with $32,882,000, or $1.18 per diluted common share, for the same period in 2012. Net income attributable to common stockholders for the three months ended December 31, 2013, was $27,776,000, or $0.93 per diluted common share, compared with $41,105,000, or $1.48 per diluted common share, for the same period in 2012. Net income for the three months ended December 31, 2013 and 2012 included gains on sales of real estate of $2,888,000 and $11,966,000, respectively.

Normalized FFO for the year ended December 31, 2013, was $100,935,000, or $3.55 per diluted common share, compared with $88,487,000, or $3.18 per diluted common share, for the same period in 2012, an increase of 11.6%. Normalized AFFO for the year ended December 31, 2013, was $94,430,000 or $3.33 per diluted common share, compared with $83,860,000 or $3.01 per diluted common share for the same period in 2012, an increase of 10.6%. Normalized FAD for the year ended December 31, 2013, was $99,127,000 or $3.49 per diluted common share, compared with $87,599,000 or $3.15 per diluted common share for the same period in 2012, an increase of 10.8%. Normalized FFO, Normalized AFFO and Normalized FAD for the year ended December 31, 2013 exclude a $3,256,000 gain recognized on the favorable settlement of a contingent purchase liability, net loan impairments of $1,976,000 and other adjustments of $624,000.

NHI Reports Fourth Quarter and Year End 2013 Results

February 18, 2014

FFO, as defined by NAREIT, for the year ended December 31, 2013, was $101,591,000, or $3.58 per diluted common share, compared with $94,088,000, or $3.38 per diluted common share, for the same period in 2012. Net income attributable to common stockholders for the year ended December 31, 2013, was $106,183,000, or $3.74 per diluted common share, compared with $90,731,000, or $3.26 per diluted common share, for the same period in 2012. Net income for the year ended December 31, 2013 and 2012 includes gains of $22,258,000 and $11,966,000 on sales of real estate.

The reconciliation of net income attributable to common stockholders to our FFO, Normalized FFO, Normalized AFFO and Normalized FAD are included as a table to this press release and in supplemental data furnished on Form 8-K and are filed in our Form 10-K with the Securities and Exchange Commission.

2014 Guidance
The Company currently forecasts Normalized FFO for 2014 from $3.92 to $4.00 per diluted common share and Normalized AFFO from $3.44 to $3.50 per diluted common share. The Company's guidance range for the full year 2014 for Normalized FFO and Normalized AFFO per diluted common share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

	Full-Year 2014 Range
	Low	High
Net income per diluted share attributable to common stockholders	$3.00	$3.05
Plus: Real estate depreciation	.92	.95
Normalized FFO per diluted common share	$3.92	$4.00
Less: Straight-line rental income	(.48)	(.50)
Normalized AFFO per diluted common share	$3.44	$3.50

The Company’s guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change. The low end of our guidance range assumes a baseline from the fourth quarter of 2013, the acquisitions and dispositions of real estate announced during the fourth quarter of 2013, the timing for terming out debt on our credit facility and assuming 3% growth from our Bickford joint venture. On the top end of that range, we are adding in assumptions for investment activity and 6% growth from our Bickford joint venture. The Company expects to make new investments in health care real estate during 2014 that meet its underwriting criteria and where the spreads over its cost of capital generates sufficient returns to its shareholders. These new investments are expected to be funded by the Company’s liquid investments and by short-term and long-term debt financing. The Company’s guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, February 18, 2014, at 9 a.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (212) 231-2929 with the confirmation number, 21706155. The live broadcast of NHI's quarterly conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and continue for approximately 90 days.

About National Health Investors
National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. www.nhireit.com

NHI Reports Fourth Quarter and Year End 2013 Results

February 18, 2014

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI's web site at www.nhireit.com.

NHI Reports Fourth Quarter and Year End 2013 Results

February 18, 2014

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD
(in thousands, except share and per share amounts)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to common stockholders	$27,776	$41,105	$106,183	$90,731
Elimination of certain non-cash items in net income:
Real estate depreciation in continuing operations	5,201	3,545	17,646	13,182
Real estate depreciation related to noncontrolling interest	(203)	(68)	(537)	(68)
Real estate depreciation in discontinued operations	56	266	557	2,209
Net gain on sales of real estate	(2,888)	(11,966)	(22,258)	(11,966)
Funds from operations	$29,942	$32,882	$101,591	$94,088
Investment gains	(3,256)	(4,730)	(3,256)	(4,760)
Loan costs expensed due to credit facility amendments	63	—	416	—
Non-cash write-off of straight-line rent receivable	—	—	—	963
Legal settlement	—	—	—	365
Loan impairments and (recoveries), net	—	(4,495)	1,976	(2,195)
Other items, net	—	(288)	208	26
Normalized FFO	$26,749	$23,369	$100,935	$88,487
Straight-line lease revenue, net	(2,152)	(1,340)	(6,560)	(3,664)
Straight-line lease revenue, net related to noncontrolling interest	27	—	55	—
Non-cash write-off of straight-line rent receivable	—	—	—	(963)
Normalized AFFO	24,624	22,029	94,430	83,860
Non-real estate depreciation in continuing operations	696	516	2,455	1,590
Non-real estate depreciation related to noncontrolling interest	(31)	(18)	(97)	(19)
Non-cash stock based compensation	253	244	2,339	2,168
Normalized FAD	25,542	22,771	99,127	87,599

BASIC
Weighted average common shares outstanding	29,831,176	27,848,002	28,362,398	27,811,813
FFO per common share	$1.00	$1.18	$3.58	$3.38
Normalized FFO per common share	$.90	$.84	$3.56	$3.18
Normalized AFFO per common share	$.83	$.79	$3.33	$3.02
Normalized FAD per common share	$.86	$.82	$3.50	$3.15

DILUTED
Weighted average common shares outstanding	29,860,614	27,868,245	28,397,702	27,838,720
FFO per common share	$1.00	$1.18	$3.58	$3.38
Normalized FFO per common share	$.90	$.84	$3.55	$3.18
Normalized AFFO per common share	$.82	$.79	$3.33	$3.01
Normalized FAD per common share	$.86	$.82	$3.49	$3.15

See Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD.

NHI Reports Fourth Quarter and Year End 2013 Results

February 18, 2014

Notes to Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

Funds From Operations - FFO

FFO represents net earnings available to common stockholders, excluding real estate asset impairments and gains on dispositions, plus depreciation associated with real estate investments. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

We believe that FFO and normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Adjusted Funds From Operations - AFFO

We believe that normalized AFFO is an important supplemental measure of operating performance for a REIT. Generally accepted accounting principles (“GAAP”) require a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. Normalized AFFO is useful to our investors as it reflects the rate escalators inherent in the contractual lease payments received from our lessees.

Funds Available for Distribution - FAD

We believe that normalized FAD is an important supplemental measure of operating performance for a REIT as a useful indicator of the ability to distribute dividends to shareholders.

These operating performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our FFO may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of FFO, normalized FFO, normalized AFFO & normalized FAD, caution should be exercised when comparing our Company's normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with GAAP (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

NHI Reports Fourth Quarter and Year End 2013 Results

February 18, 2014

Condensed Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Rental income	$29,984	$22,837	$106,029	$81,482
Interest income from mortgage and other notes	1,756	1,997	7,633	7,426
Investment income and other	1,051	1,039	4,166	4,409
	32,791	25,873	117,828	93,317
Expenses:
Depreciation	5,897	4,062	20,101	14,772
Interest	3,218	1,316	9,229	3,492
Legal	162	341	784	766
Franchise, excise and other taxes	299	145	616	771
General and administrative	2,084	1,780	9,254	7,799
Loan and realty (recoveries) losses, net	—	(4,495)	1,976	(2,195)
	11,660	3,149	41,960	25,405
Income before equity-method investee, discontinued operations
and noncontrolling interest	21,131	22,724	75,868	67,912
Income from equity-method investee	55	45	324	45
Investment and other gains	3,266	4,759	3,306	4,877
Income from continuing operations	24,452	27,528	79,498	72,834
Discontinued operations
Income from operations - discontinued	771	1,778	5,426	6,098
Gain on sale of real estate	2,888	11,966	22,258	11,966
Income from discontinued operations	3,659	13,744	27,684	18,064
Net income	28,111	41,272	107,182	90,898
Net income attributable to noncontrolling interest	(335)	(167)	(999)	(167)
Net income attributable to common stockholders	$27,776	$41,105	$106,183	$90,731

Weighted average common shares outstanding:
Basic	29,831,176	27,848,002	28,362,398	27,811,813
Diluted	29,860,614	27,868,245	28,397,702	27,838,720

Earnings per common share:
Basic:
Income from continuing operations attributable to common stockholders	$.81	$.98	$2.77	$2.61
Discontinued operations	.12	.50	.97	.65
Net income attributable to common stockholders	$.93	$1.48	$3.74	$3.26

Diluted:
Income from continuing operations attributable to common stockholders	$.81	$.98	$2.77	$2.61
Discontinued operations	.12	.50	.97	.65
Net income attributable to common stockholders	$.93	$1.48	$3.74	$3.26

Regular dividends declared per common share	$.735	$.67	$2.90	$2.64

NHI Reports Fourth Quarter and Year End 2013 Results

February 18, 2014

Selected Balance Sheet Data
(in thousands)
	December 31, 2013	December 31, 2012

Real estate properties, net	$1,247,740	$535,390
Mortgage and other notes receivable, net	60,639	84,250
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	11,312	9,172
Marketable securities	12,650	12,884
Straight-line rent receivable	18,691	12,370
Equity-method investment and other assets	66,656	12,172
Assets held for sale, net	—	1,611
Debt	617,080	203,250
National Health Investors Stockholders' equity	766,546	457,182